Exhibit 10.26

April 17, 2025

Mr. Robert Eisiminger
VIA EMAIL

Re: Amendment to letter agreement regarding promissory notes

Dear Bob:

This amendment to the letter agreement dated February 24, 2024 (the “Amended Letter Agreement”) sets forth our agreement regarding your existing $6,000,000 of promissory notes owed by Castellum, Inc. (“Castellum”) and one or more of its affiliates to you each of which mature on August 31, 2026. We have agreed as follows:

1.$2.0 million prepayment. You hereby agree to accept a $2.0 million principal payment, which will retire in full the note dated February 2022 in the principal amount of $400,000 and reduce the principal amount owed under the terms of the Amended and Restated Promissory Note issued in August 2021 (the “August 2021 Note”) from $5.6 million to $4.0 million.
2.The August 2021 Note. You have agreed to further extend the maturity date of the August 2021 Note from August 31, 2026 to December 15, 2027.
3.Interest rate increased to 10.0%. Effective as of the date hereof, we have agreed that the interest rate on the August 2021 Note shall be increased from 8.0 to 10.0%. All other terms of the notes (except the interest rate and maturity date) shall remain unchanged. Interest shall be paid monthly by an ACH wire transfer.
4.Payment. You will provide us with wire instructions for the payment of $2,000,000 to you. Such wire shall come from Live Oak Bank.

Thank you, as always, for your strong support of Castellum.

Sincerely,

/s/ Glen R. Ives

Glen R. Ives
Chief Executive Officer
Agreed to:

ROBERT EISIMINGER

/s/ Robert Eisiminger
________________________